EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
theglobe.com, inc.:

We consent to incorporation by reference in the registration statements on Form S-8 of theglobe.com, inc. of our report dated February 20, 2004 (except for Note 14, as to which the date is March 24, 2004), relating to the consolidated balance sheets of theglobe.com, inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the year ended December 31, 2003, which report appears in the 2003 Annual Report on Form 10-KSB of theglobe.com, inc.





/s/ RACHLIN COHEN & HOLTZ LLP

Fort Lauderdale, Florida
March 29, 2004